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Exhibit 4.5

7 3/8% SENIOR NOTES DUE 2014

CUSIP
 $

No. R-1

NEENAH PAPER, INC.

promises to pay to CEDE & CO., INC. or registered assigns, the principal sum of                        Dollars ($                        ) on November 15, 2014.

Interest Payment Dates: May 15 and November 15, commencing May 15, 2005.

Record Dates: May 1 and November 1.

Dated:                        , 2005.

        IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officer.

NEENAH PAPER, INC.
By:	Name: Title:

This is one of the Global
Notes referred to in the
within-mentioned Indenture:

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee
By:	Authorized Signatory

Dated:                        , 2005

7 3/8% SENIOR NOTES DUE 2014

          THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

          UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

        Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

        1.    Interest.    Neenah Paper, Inc., a Delaware corporation (the "Company"), promises to pay interest on the principal amount of this Note at 7 3/8% per annum until maturity and shall pay Special Interest, if any, as provided in Section 8 of the Registration Rights Agreement. The Company shall pay interest semi-annually on May 15 and November 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an "Interest Payment Date"). Interest shall accrue from the most recent date to which interest has been paid on the Notes (or one or more Predecessor Notes) or, if no interest has been paid, from November 30, 2004; provided, however, that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be the first of May 15 or November 15 to occur after the date of issuance, unless such May 15 or November 15 occurs within one calendar month of such date of issuance, in which case the first Interest Payment Date shall be the second of May 15 and November 15 to occur after the date of issuance. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time at a rate that is 1% per annum in excess of the interest rate then in effect under the Indenture and this Note; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Special Interest, if any (without regard to any applicable grace periods), from time to time at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

        2.    Method of Payment.    The Company shall pay interest on the Notes (except defaulted interest) to the Persons in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the May 15 or November 15 next preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes shall be payable as to principal, premium, if any, and interest and Special Interest, if any, at the office or agency of the Company maintained for such purpose, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the Security Register; provided, however, that payment by wire transfer of immediately available funds shall be required with respect to principal of and interest and Special Interest, if any, and premium, if any, on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

        3.    Paying Agent and Registrar.    Initially, The Bank of New York Trust Company, N.A., the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

        4.    Indenture.    The Company issued the Notes under an Indenture dated as of November 30, 2004 ("Indenture") among the Company, the guarantors party thereto (the "Subsidiary Guarantors") and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are obligations of the Company unlimited in aggregate principal amount.

        5.    Optional Redemption.

        (a)   Except as set forth in clauses (b) and (c) of Section 3.07 of the Indenture, the Notes shall not be redeemable at the option of the Company prior to November 15, 2009. Starting on November 15, 2009, the Company may redeem all or a portion of the Notes, at once or over time, after giving the notice required pursuant to Section 3.03 of the Indenture, at the redemption prices set forth below, plus accrued and unpaid interest, including Special Interest, if any, to but not including the applicable redemption date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date), if redeemed during the 12-month period commencing on November 15, 2009 of the years indicated below, and are expressed as percentages of principal amount:

Year	Redemption Price
2009	103.688%
2010	102.458%
2011	101.229%
2012 and thereafter	100.000%

        (b)   At any time and from time to time, prior to November 15, 2007, the Company may redeem up to a maximum of 35% of the aggregate principal amount of the Notes (including any Additional Notes) with the proceeds of one or more Equity Offerings, at a redemption price equal to 107.375% of the principal amount thereof, plus accrued and unpaid interest, including Special Interest, if any, to but not including the redemption date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date); provided, however, that after giving effect to any such redemption, at least 65% of the aggregate principal amount of the Notes (including any Additional Notes) remains outstanding. Any such redemption shall be made within 90 days of such Equity Offering upon not less than 30 nor more than 60 days' prior notice.

        (c)   At any time prior to November 15, 2009, after the completion of a Change of Control Offer (as defined in Section 4.18 of the Indenture) that was accepted by Holders of not less than 75% of the aggregate principal amount of the Notes then outstanding, the Company may redeem all of the Notes of any Holder who has not accepted the Change of Control Offer (the "Untendered Notes") upon not less than 30 nor more than 60 days' prior notice (the "Change of Control Redemption Notice") but in no event more than 90 days after the completion of such Change of Control Offer, such notice to be provided in the manner required under Section 3.03, at a redemption price equal to the greater of:

          (i)    101% of the principal amount of the Untendered Notes; and

          (ii)   the sum of the present values of (A) the redemption price of the Notes as of November 15, 2009 (as set forth in clause (a) above) and (B) the remaining scheduled payments of interest from the redemption date (the "Change of Control Redemption Date") through November 15, 2009, but excluding accrued and unpaid interest through the Change of Control Redemption Date and excluding Special Interest, discounted to the Change of Control Redemption Date (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points;

  plus, in either case, accrued and unpaid interest, including Special Interest, if any, to but not including the Change of Control Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date).

        Any Change of Control Redemption Notice pursuant to this clause (c) above shall include the applicable method of calculation of the redemption price but need not include the redemption price itself. The actual redemption price, calculated as described above, shall be set forth in an Officers' Certificate delivered to the Trustee no later than two Business Days prior to the Change of Control Redemption Date unless clause (b) of the definition of "Comparable Treasury Price" in the Indenture is applicable, in which case such Officers' Certificate should be delivered on the Change of Control Redemption Date.

        (d)   Any prepayment pursuant to this paragraph shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Indenture.

        6.    Repurchase at Option of Holder.

        (a)   Upon the occurrence of a Change of Control, the Company shall within 30 days following any Change of Control, make an offer (the "Change of Control Offer") pursuant to the procedures set forth in Section 3.09 of the Indenture. Each Holder shall have the right to accept such offer and require the Company to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of such Holder's Notes pursuant to the Change of Control Offer at a purchase price (the "Change of Control Purchase Price") equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, including Special Interest, if any, to but not including the Purchase Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date).

        (b)   When the aggregate amount of Excess Proceeds from Asset Sales exceeds $15.0 million, the Company shall make an offer to repurchase (the "Prepayment Offer") the Notes, which offer shall be in the amount of the Allocable Excess Proceeds (rounded to the nearest $1,000), on a pro rata basis according to principal amount, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, including Special Interest, if any, to but not including the repurchase date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date), in accordance with the procedures (including prorating in the event of oversubscription) set forth in this Indenture. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all Holders have been given the opportunity to tender their Notes for repurchase in accordance with the Indenture, the Company or such Restricted Subsidiary may use such remaining amount for any purpose permitted by the Indenture, and the amount of Excess Proceeds will be reset to zero.

        7.    Notice of Redemption.    Notice of redemption shall be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date interest ceases to accrue on Notes or portions thereof called for redemption.

        8.    Denominations, Transfer, Exchange.    The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. This Note shall represent the aggregate principal amount of outstanding Notes from time to time endorsed hereon and the aggregate principal amount of Notes represented hereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

        9.    Persons Deemed Owners.    The registered Holder of a Note may be treated as its owner for all purposes.

        10.    Amendment, Supplement and Waiver.    Subject to certain exceptions, the Company and the Trustee may amend or supplement the Indenture or the Notes with the consent of the Holders of a majority in principal amount of the then outstanding Notes, including Additional Notes, if any, voting as a single class (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes), and, subject to Sections 6.04 and 6.07 of the Indenture, any existing Default or Event of Default (except a continuing Default or Event of Default in the payment of principal, premium, if any, or interest, including Special Interest, if any, on, the Notes) or compliance with any provision of the Indenture or the Notes (except for certain covenants and provisions of the Indenture which cannot be amended without the consent of each Holder) may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes, including Additional Notes, if any, then outstanding voting as a single class (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes). Without the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a Surviving Person of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes, to add additional Guarantees or release Subsidiary Guarantors from Subsidiary Guaranties as provided or permitted by the terms of the Indenture, to secure the Notes, to add to the covenants of the Company for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the Holder, to make any change to comply with any requirement of the Commission in connection with the qualification of the Indenture under the TIA or to provide for the issuance of Additional Notes.

        11.    Defaults and Remedies.    Each of the following is an Event of Default under the Indenture: (i) failure to make the payment of any interest or Special Interest, if any, on the Notes when the same becomes due and payable, and such failure continues for a period of 30 days; (ii) failure to make the payment of any principal of, or premium, if any, on, any of the Notes when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise; (iii) failure by the Company or any Subsidiary Guarantor to comply with Section 5.01 of the Indenture; (iv) failure by the Company to comply with its obligations under Section 4.18 (other than a failure to purchase Notes) or under Section 4.10, Section 4.11, Section 4.12, Section 4.13 (other than a failure to purchase the Notes), Section 4.14, Section 4.15 or Section 4.19 of the Indenture, and such failure continues for 30 days after written notice is given to the Company as provided below; (v) failure by the Company or any Subsidiary Guarantor to comply with any other covenant or agreement in the Notes or in the Indenture (other than a failure that is the subject of the foregoing clause (i), (ii), (iii) or (iv)), and such failure continues for 60 days after written notice is given to the Company as provided below; (vi) a default under any Debt by the Company or any Restricted Subsidiary that results in acceleration of the maturity of such Debt, or failure to pay any such Debt at maturity, in an aggregate amount greater than $10.0 million or its foreign currency equivalent at the time; (vii) any judgment or judgments for the payment of money in an aggregate amount in excess of $7.0 million (or its foreign currency equivalent at the time) that shall be rendered against the Company or any Restricted Subsidiary and that shall not be waived, satisfied or discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect; (viii) certain events of bankruptcy, insolvency or reorganization affecting the Company or any of its Significant Subsidiaries; and (ix) any Subsidiary Guaranty of a Subsidiary Guarantor of a Significant Subsidiary ceases, or the Subsidiary Guaranties of any group of Subsidiary Guarantors that, when taken together, would constitute a Significant Subsidiary, cease to be in full force and effect (other than in accordance with the terms of such Subsidiary Guaranty) or any Subsidiary Guarantor that is a Significant Subsidiary denies or disaffirms its obligations under its Subsidiary Guaranty, or any group of Subsidiary Guarantors that, when taken together, would constitute a Significant Subsidiary, deny or disaffirm their obligations under their Subsidiary Guaranties.

        If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency described in the Indenture, all outstanding Notes shall become due and payable without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or Special Interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or Special Interest on, or the principal of, the Notes. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

        12.    Trustee Dealings with Company.    Subject to certain limitations, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee.

        13.    No Recourse Against Others.    No past, present or future director, officer, employee, incorporator or stockholder of the Company or of any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Company or any Subsidiary Guarantor under the Indenture, the Notes, the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability.

        14.    Authentication.    This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

        15.    Abbreviations.    Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

        16.    Additional Rights of Holders of Restricted Global Notes and Restricted Definitive Notes.    In addition to the rights provided to Holders of Notes under the Indenture, Holders of Restricted Global

Notes and Restricted Definitive Notes that are Initial Notes shall have all the rights set forth in the Registration Rights Agreement, dated as of November 30, 2004, between the Company and the parties named on the signature pages thereto or, in the case of Additional Notes, Holders of Restricted Global Notes and Restricted Definitive Notes shall have the rights set forth in one or more registration rights agreement, if any, among the Company and the other parties thereto, relating to rights given by the Company to the purchasers of any Additional Notes.

        17.    CUSIP Numbers.    Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

        The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

    Neenah Paper, Inc.
    Preston Ridge III
    3460 Preston Ridge Road, Suite 600
    Alpharetta, Georgia 30005
    Attention: General Counsel

        18.    Governing Law.    The internal law of the State of New York shall govern and be used to construe this Note without giving effect to applicable principals of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

Option of Holder to Elect Purchase

        If you want to elect to have this Note purchased by the Company pursuant to Section 4.13 or 4.18 of the Indenture, check the box below:

☐        Section 4.13

☐        Section 4.18

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.13 or Section 4.18 of the Indenture, state the amount you elect to have purchased: $

Date:	Your Signature:
(Sign exactly as your name appears on the Note)
Tax Identification No.:

SIGNATURE GUARANTEE:

Signatures must be guaranteed by an "eligible guarantor institution" meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program ("STAMP") or such other "signature guarantee program" as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Assignment Form

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to

(Insert assignee's social security or other tax I.D. no.)

(Print or type assignee's name, address and zip code)

and irrevocably appoint
as agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:
(Sign exactly as your name appears on the face of this Note)
Signature Guarantee:

Signatures must be guaranteed by an "eligible guarantor institution" meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program ("STAMP") or such other "signature guarantee program" as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

        The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee or Note Custodian

NOTATION OF SUBSIDIARY GUARANTY

        For value received, each Subsidiary Guarantor (which term includes any successor Person under the Indenture), jointly and severally, unconditionally guarantees, to the extent set forth in the Indenture and subject to the provisions in the Indenture, dated as of November 30, 2004 (the "Indenture"), among Neenah Paper, Inc., as issuer (the "Company"), the Subsidiary Guarantors listed on the signature pages thereto and The Bank of New York Trust Company, N.A., as trustee (the "Trustee"), (a) the due and punctual payment of the principal of, premium, if any, and interest and Special Interest, if any, on, the Notes, subject to any applicable grace period, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal and premium, if any, and, to the extent permitted by law, interest on the Notes, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of tome payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration, redemption or otherwise. The obligations of the Subsidiary Guarantors to the Holders of Notes and to the Trustee pursuant to the Subsidiary Guaranty and the Indenture are expressly set forth in Article 10 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Subsidiary Guaranty. The effectiveness of this Subsidiary Guaranty with respect to the U.S. Subsidiary Guarantors shall be expressly subject to the provisions of Section 10.03(f) of the Indenture. This Subsidiary Guaranty is subject to release as and to the extent set forth in Sections 8.02, 8.03 and 10.05 of the Indenture. Each Holder of a Note, by accepting the same agrees to and shall be bound by such provisions. Capitalized terms used herein and not defined are used herein as so defined in the Indenture.

NEENAH PAPER SALES, INC. NEENAH PAPER COMPANY OF CANADA NEENAH PAPER MICHIGAN, INC.
By:	Name: Steven S. Heinrichs Title: Vice President

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7 3/8% SENIOR NOTES DUE 2014
NEENAH PAPER, INC.
7 3/8% SENIOR NOTES DUE 2014
Option of Holder to Elect Purchase
Assignment Form
SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE
NOTATION OF SUBSIDIARY GUARANTY